EXHIBIT 10.18
                             GENESIS ENERGY, L.L.C.
                    AMENDED AND RESTATED RESTRICTED UNIT PLAN



Genesis Energy, L.L.C., a Delaware limited liability company (the "Company"), hereby amends and restates the Genesis Energy, L.L.C. Restricted Unit Plan (the "Plan") effective as of the 27th day of January, 1998 (the "Effective Date") (though the effective date of the initial Restricted Unit Plan amended hereby is January 27, 1997).

SECTION 1. Purpose. The purpose of the Plan is to promote the interests of the Company and Genesis Energy, L.P. ("Genesis MLP") by encouraging Key Employees to remain with the Company by providing a means whereby such individuals may develop a sense of proprietorship and personal involvement in the development and financial success of Genesis MLP, and to encourage them to devote their best efforts to the Business of Genesis MLP, thereby advancing the interests of Genesis MLP and the Company.

SECTION 2.     Definitions.  As used in this Plan:

"Committee" means the Compensation Committee of the Board of Directors.

"Date of Grant" means the date specified by the Members on which a grant of Phantom Units to a Key Employee is effective.

"Distribution" means the amount payable per unit to a holder of a Phantom Unit pursuant to this Plan.

"Genesis MLP" means Genesis Energy, L.P.

"Genesis MLP Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of Genesis MLP.

"Genesis OLP" means Genesis Crude Oil, L.P.

"Key Employee" means any individual who is a key management employee of the Company as determined by the Members.

"MLP Common Unit" means a limited partnership interest in Genesis MLP represented by a common unit as set forth in Genesis MLP Partnership Agreement.

"Members" means the members of the Company acting through the Committee.

"OLP Common LP Unit" means a unit representing a fractional part of the partnership interests of all limited partners and assignees and having the rights and obligations specified with respect to Common Units in the Amended and Restated Agreement of Limited Partnership of Genesis OLP.

"OLP Subordinated Unit" means a unit representing a fractional part of the limited partner partnership interests of all limited partners of Genesis OLP and assignees of any such limited partner interest and having the rights and obligations specified with respect to Subordinated Units in the Amended and Restated Agreement of Limited Partnership of Genesis OLP.

"Participant" means a Key Employee who is selected by the Members to receive a grant of Phantom Units under the Plan.

"Phantom Unit" means a notional (or phantom) unit granted under the Plan, which upon vesting entitles the Participant to receive an MLP Common Unit.

SECTION 3. Phantom Units Available under Plan. Subject to adjustments as provided in Section 6, the maximum number of Phantom Units that may be granted under this Plan shall be 290,909; provided, however, any Phantom Units that are forfeited or which expire for any reason without vesting into MLP Common Units will again be available for grant under this Plan. MLP Common Units to be delivered by the Company upon the vesting of Phantom Units granted under the Plan may be MLP Common Units acquired by the Company in the open market, MLP Common Units acquired by the Company directly from Genesis MLP, Genesis OLP or any other person, or any combination of the foregoing.

SECTION 4. Grants of Phantom Units. The Members via the Committee, in their discretion, may from time-to-time grant Phantom Units to any Key Employee upon such terms and conditions as they may determine in accordance with the following:

(a)  Each grant will specify the number of Phantom Units to which it pertains.

(b) Each grant will specify the terms and conditions for the Participant to become vested in such Phantom Units. All Phantom Units outstanding as of the Effective Date are hereby deemed amended to vest over a three year period, with the first one-third to vest on December 31, 1998, the second one-third to vest on December 31, 1999, and the rest to vest on December 31, 2000. Any grants made after January 27, 1998 shall vest on such terms as the members may establish via the Committee. Upon vesting, each Phantom Unit entitles the Participant to receive an MLP Common Unit.

(c) In the event of a potential merger or consolidation involving the Company, the potential liquidation or dissolution of the Company or Genesis MLP, a potential sale or other disposition by the Company or Genesis MLP of all or substantially all of its assets, or a potential sale or other disposition by the equityholders of the Company or Genesis MLP of a majority of the equity interests of the Company or of the MLP Common Units, as applicable, to one Purchaser or related Purchasers (any such merger, consolidation, liquidation, dissolution, or sale being referred to herein as a "Significant Event"), then the Company shall waive any and all restrictions on the vesting of Participants' rights under Phantom Units granted pursuant to this Plan, and Participants' rights under their respective Phantom Units shall vest in full, subject to the actual occurrence of the Significant Event.

(d) Each grant will be evidenced by an agreement executed on behalf of the Company by an authorized officer and delivered to and accepted by the Participant and shall contain such terms and provisions, consistent with this Plan, as the Members may approve with respect to such grant.

(e) All Phantom Units that have vested and been converted into MLP Common Units must be held for one year by the recipient. The Company, will retain possession of such MLP Common Units on behalf of the Participant until the expiration of such year. Upon the occurrence of a Significant Event (as defined in Section 4(c)), in which case all restrictions on MLP Common Units shall terminate, including those described in this Section.

(f) The Committee will make loans available to Participants on terms to be determined by the Committee to assist Participants in paying any tax liabilities arising from the grant or the vesting of Phantom Units.

(g) All Phantom Units outstanding as of the Effective Date are hereby deemed amended to reflect the terms of the Plan, as amended and restated.

SECTION 5.  Transferability.   No Phantom Units granted under this Plan shall be
transferable by a Participant other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order.

SECTION 6. Adjustments. In the event that (i) any change is made to the MLP Common Units deliverable under the Plan or (ii) Genesis MLP makes any distribution of cash, MLP Common Units or other property to unitholders which results from the sale or disposition of a major asset or separate operating division of Genesis MLP or any other extraordinary event and, in the judgment of the Members, such change or distribution would significantly dilute the rights of Participants hereunder, then the Members may make appropriate adjustments in the maximum number of Phantom Units deliverable under the Plan and may make appropriate adjustments to each outstanding Phantom Unit. The adjustments determined by the Members shall be final, binding and conclusive.

SECTION 7. No Fractional Units. The Company will not be required to deliver any fractional MLP Common Units pursuant to this Plan. The Committee, in its discretion, may provide